Cardlytics Appoints OpenTable Chief Marketing Officer
Jessica Jensen to Board of Directors

ATLANTA, GA - Aug. 4, 2020 - Cardlytics (NASDAQ: CDLX), an advertising platform in banks’ digital channels, today announced the appointment of OpenTable’s Chief Marketing Officer, Jessica Jensen, to its Board of Directors.

Recently elevated to CMO from her position as SVP Marketing, Jensen leads global marketing for the online restaurant-reservation service company. Prior to the coronavirus pandemic, Jensen drove a 20 percent increase in restaurant acquisition on the OpenTable platform. Her current focus is helping customers regain confidence in the food serivce industry and embrace dining and travel again.

Before joining OpenTable, Jensen was the CMO of subscription meal delivery service Sunbasket. Prior to Sunbasket, she led global positioning, marketing strategy, and communications for Facebook as their Head of Products, Platforms, and Insights from 2014 to 2019. Previously, Jensen was Global Head of Product Marketing for iAd, a division of Apple, where she oversaw product development and marketing of the iAd mobile advertising suite. Preceding her time at Apple, she was Vice President of Lifestyles within the U.S. Media Group of Yahoo!.

“Along with her expertise in the digital marketing arena, Jessica brings an engrained passion for restaurant and travel,” said Lynne Laube, CEO and co-founder of Cardlytics. “Jessica’s deep understanding of the space will give us invaluable insight as we evolve our advertising platform.”

About Cardlytics
Cardlytics (NASDAQ: CDLX) is an advertising platform in banks’ digital channels. We partner with financial institutions to run their banking rewards programs that promote customer loyalty and deepen banking relationships. In turn, we have a secure view into where and when consumers are spending their money. We use these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in London, New York, San Francisco and Visakhapatnam. Learn more at www.cardlytics.com.

PR Contact: ICR - cardlyticspr@icrinc.com